Exhibit 99.1

Financial Report

January – March 2022

Stockholm, Sweden, April 22, 2022
(NYSE: ALV and SSE: ALIV.sdb)

Financial Report January – March 2022

Q1 2022: Extraordinary times, extraordinary measures

Financial highlights Q1 2022

$2,124m net sales

5.3% net sales decline

1.0% organic sales decline*

6.3% operating margin

3.2% adjusted operating margin*

$0.94 EPS - a decrease of $0.85

$0.45 adjusted EPS* - a decrease of $1.34

Full year 2022 indications Around 12%-17% organic sales growth Around 3% negative FX effect on net sales Around 5.5-7.0% adjusted operating margin Around $750-850 million operating cash flow

Key business developments in the first quarter of 2022

•	Sales declined organically* by 1.0% as global LVP declined by around 4% vs. Q1 last year (IHS Markit April 2022). Sales outperformed global LVP by 3pp despite sharply negative geographical mix.
•

Profitability declined due to significant operating margin headwind from higher costs related mainly to raw materials but also related to supply chain disruptions, LVP volatility and high level of premium freight, all of which have been exacerbated by the war in Ukraine and lock downs in China. Operating margin declined by 4.2pp and adjusted operating margin* declined by 7.4pp. Return on capital employed declined to 14.6% and adjusted return on capital employed* to 7.4%.

•

Strong balance sheet and leverage ratio* within target range. Operating cash flow of $70 million and free cash flow* of $53 million support a strong balance sheet. Net debt* and EBITDA declined vs. a year earlier, leading to an unchanged leverage ratio of 1.4x. A dividend of $0.64 per share was paid in the quarter and 0.23 million shares were repurchased.

*For non-U.S. GAAP measures see enclosed reconciliation tables. All change figures in this release compare to the same period of previous year except when stated otherwise.

Key Figures

(Dollars in millions, except per share data)	Q1 2022	Q1 2021	Change
Net sales	$2,124	$2,242	(5.3)%
Operating income	134	237	(43)%
Adjusted operating income1)	68	237	(71)%
Operating margin	6.3%	10.6%	(4.2)pp
Adjusted operating margin1)	3.2%	10.6%	(7.4)pp
Earnings per share2, 3)	0.94	1.79	(47)%
Adjusted earnings per share1, 2, 3)	0.45	1.79	(75)%
Operating cash flow	$70	$186	(62)%
Return on capital employed4)	14.6%	26.3%	(11.7)pp
Adjusted return on capital employed 1,5)	7.4%	26.3%	(18.9)pp

1) Excluding costs for capacity alignment. Non-U.S. GAAP measure. 2) Assuming dilution when applicable and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation. 4) Annualized operating income and income from equity method investments, relative to average capital employed. 5) Annualized operating income and income from equity method investments, relative to average capital employed. For non-U.S. GAAP measures, see reconciliation table.

Financial Report January – March 2022

Comments from Mikael Bratt, President & CEO

Our sales outperformed global LVP by around 3pp (IHS Markit April 2022) in the quarter, despite adverse regional mix effects and we expect increased outperformance for the remainder of the year. Our balance sheet remains strong, and our leverage ratio* remains within our target range. We paid a dividend of $0.64 per share and started repurchasing shares under our 3-year stock repurchase program.

In response to the increasingly difficult market conditions, we further strengthened our cost control measures, implemented a hiring freeze and accelerated other cost savings and footprint activities.

Our strategic roadmap is on track and yielding results; we recently announced capacity alignments and footprint actions in Japan, Europe and Americas. In the quarter, we divested one property in Japan and closed one plant

The war in Ukraine is an inconceivable tragedy and a massive humanitarian crisis and my thoughts go to those affected.

The first quarter of 2022 saw adverse impacts on an already distressed global supply chain, leading to increased cost inflation as well as lower global LVP. At the same time, customer demand visibility decreased, and customer call-off volatility increased leading to significantly higher premium freight and transportation costs. As a result of this, our sales and profitability were lower than we expected at the beginning of the quarter. Raw material cost increases impacted our operating margin negatively, by more than 5 percentage points and adding effects from logistical bottlenecks and premium freight, the margin headwind was more than 7pp in the quarter.

in South Korea. We continue to adjust direct labor to a lower demand level.

We continue focused discussions with our customers regarding cost inflation compensation claims, which include price increases and other recoveries. We believe our price increases will begin to offset the cost inflation from around mid-year. However, we expect the second quarter adjusted operating margin to be weaker than in the first quarter, as we expect cost inflation to increase faster than cost compensations in the second quarter.

Our new indication of a 2022 full year organic sales growth of around 12-17% and an adjusted operating margin of around 5.5%-7.0% is based on the assumptions that global LVP will grow 0-5% and that we achieve our targeted cost compensation effects along with some market stabilization. Based on this, our ongoing actions should bring us back on track towards our mid-term adjusted operating margin target.

Financial Report January – March 2022

Full year 2022 indications

Our outlook indications for 2022 reflect continuing uncertainty in the automotive markets and are mainly based on our customer call-offs and global LVP outlook of a full year 2022 global LVP growth of 0-5% and that we achieve our targeted cost compensation effects along with some market stabilization.

	Full Year Indication		Full Year Indication
Organic sales growth	Around 12-17%	Tax rate2)	Around 30%
FX impact on net sales	Around 3% negative	Operating cash flow3)	Around $750-850 million
Adjusted operating margin1)	Around 5.5%-7.0%	Capex, net, of sales	Around 5.5%

1) Excluding costs for capacity alignments, antitrust related matters and other discrete items. 2) Excluding unusual tax items. 3) Excluding unusual items.

The forward-looking non-U.S. GAAP financial measures above are provided on a non-U.S. GAAP basis. Autoliv has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as costs related to capacity alignments and antitrust matters, cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and Autoliv is unable to determine the probable significance of the unavailable information.

Conference call and webcast

An earnings conference call will be held at 2:00 p.m. CET today, April 22, 2022. Information regarding how to participate is available on www.autoliv.com. The presentation slides for the conference call will be available on our website shortly after the publication of this financial report.

Financial Report January – March 2022

Business update relating to COVID-19 and the war in Ukraine

COVID-19

The COVID-19 pandemic continued to impact our business in the first quarter of 2022 through limited LVP by our customers caused by global semiconductor shortage and other industry supply chain disruptions. First quarter of 2022 saw global LVP decline year over year by around 4% (according to IHS Markit April 2022). The lower LVP negatively impacted our sales and profitability. Supply chain disruptions that led to lower customer demand visibility and material changes to customer call-offs with short notice also negatively impacted our production efficiency and profitability in the quarter. Rising raw material costs amounted to more than 5pp in operating margin headwind in the first quarter, of which a small part was offset by commercial customer recoveries.

Direct COVID-19 related costs, such as personal protective equipment, quarantine costs and similar items, were around $2 million in the first quarter 2022. Governmental support in connection with furloughing, short-term work weeks, and other similar activities was around $7 million in the quarter.

Pandemic related lockdowns in China throughout March resulted in significant loss of production and adversely impacted sales and profitability. It is currently unclear how long this lockdown policy will continue.

We expect the current industry-wide semiconductor supply shortage to be a limiting factor for the LVP recovery in 2022. We also expect that current price environment could lead to raw material costs of up to 6pp in operating margin headwind for the full year of 2022, with similar year over year impact in all quarters. We are currently in discussions with our customers regarding price increases and we believe product price increases should gradually offset the cost inflation, mainly beginning to have effect from around mid-year.

In response to the increased challenging market conditions, we continue with strict cost control measures, a hiring freeze and accelerated cost savings and footprint activities. In addition to recently announced capacity alignments and footprint actions in Japan, Europe and Americas. we are reducing direct labor and closing one plant in South Korea. We also divested a property in Japan. The situation is monitored closely, and further actions are being evaluated.

The war in Ukraine

The direct impact of the war in Ukraine is relatively limited. In 2021, sales in Russia were less than 1.0% of total sales. Autoliv has one facility with less than 200 employees in Russia, mainly supplying to international OEMs with manufacturing in Russia. Autoliv net assets in Russia, mainly USD cash items, amount to around $15 million. Autoliv has no operations in Ukraine. We have identified four sub-suppliers in Ukraine and we are supporting our suppliers in relocating that sourcing. Autoliv has been able to fulfill its delivery commitments to its customers.

The war is impacting European LVP negatively due to component shortages. It is our understanding that actions are being undertaken by the impacted suppliers to relocate sourcing and that this shortage situation is likely to gradually improve in coming quarters.

This report includes content supplied by IHS Markit Automotive; Copyright © Light Vehicle Production Forecast, April, 2022. All rights reserved.

Financial Report January – March 2022

Key Performance Trends

Net Sales Development by region	Operating income and margins

Capex and D&A	Operating Cash Flow

Return on Capital Employed	Cash Conversion*

Key definitions   ---------------------------------------------------------------------------------------------------------

Capex: Capital Expenditure, net.

D&A: Depreciation and Amortization.

Adj. operating income and margin*: Operating income adjusted for capacity alignments, antitrust related matters and separation of our business segments in 2018. Capacity alignments include non-recurring costs related to our structural efficiency and business cycle management programs.

Operating cash flow excluding EC antitrust payment*: Management estimate for Continuing Operations derived from cash flow including Discontinued Operations 2018. Adjusted for EC antitrust payment of $203 million in 2019.

Cash conversion*: Free cash flow* in relation to net income adjusted for EC antitrust accrual in 2018 and payment in 2019. Free cash flow defined as operating cash flow less capital expenditure, net.

Financial Report January – March 2022

Consolidated sales development

First quarter 2022

Consolidated sales		First quarter		Reported (U.S. GAAP)	Currency effects1)	Organic change*
(Dollars in millions)		2022	2021
Airbags, Steering Wheels and Other2)		$1,381	$1,463	(5.6)%	(4.1)%	(1.6)%
Seatbelt Products2)		744	779	(4.6)%	(4.5)%	(0.0)%
Total		$2,124	$2,242	(5.3)%	(4.2)%	(1.0)%

Asia		$857	$877	(2.2)%	(3.7)%	1.4%
Whereof:	China	447	414	7.9%	2.1%	5.8%
	Japan	178	211	(15.5)%	(10.6)%	(5.0)%
	RoA	232	252	(7.9)%	(7.5)%	(0.4)%
Americas		692	687	0.8%	0.1%	0.7%
Europe		575	679	(15.3)%	(9.3)%	(6.0)%
Total		$2,124	$2,242	(5.3)%	(4.2)%	(1.0)%
1) Effects from currency translations. 2) Including Corporate and other sales.

Sales by product – Airbags, Steering Wheels and Other

All major product categories declined organically* in the quarter except front center airbags. The largest contributor to the decline was side airbags and steering wheels, followed by driver airbags and inflatable curtains.

Sales by product - Seatbelts

The main contributor to Seatbelt products organic decline* was Europe with Americas declining slightly, partly offset by growth in China and Rest of Asia.

Sales by region

Our global organic sales* declined by around 1% compared to the LVP decline of 4% (according to IHS Markit April 2022). The 3pp outperformance was despite negative geographical mix effects as LVP in higher content per vehicle markets such as Europe and Japan declined more than lower CPV markets such as China. Autoliv outperformed LVP by more than 12pp in Europe, by more than 7pp in Japan, by more than 3pp in Americas and by around 1.5pp in Rest of Asia. We underperformed by almost 2pp in China, an effect of that domestic OEMs’ LVP increased by 17% vs. only 1% for global OEMs.

Q1 2022 organic growth*	Americas	Europe	China	Japan	Rest of Asia	Global
Autoliv	0.7%	(6.0)%	5.8%	(5.0)%	(0.4)%	(1.0)%
Main growth drivers	Stellantis	Toyota	Honda, Toyota, Geely	Honda, Mitsubishi	Honda, Tata	Stellantis, Toyota
Main decline drivers	Nissan, Honda	BMW, Volvo	WV, Great Wall, GM	Nissan, Toyota	Nissan, Hyundai/Kia	Nissan, VW

Light vehicle production development

Change vs same period last year according to IHS Markit

Q1 2022	Americas	Europe	China	Japan	Rest of Asia	Global
LVP (Apr 2022)	(2.5)%	(18)%	7.6%	(12)%	(1.9)%	(4.0)%
LVP (Jan 2022)	0.0%	(5.8)%	2.3%	1.6%	(8.1)%	(1.9)%

Financial Report January – March 2022

Key launches in the first quarter 2022

Opel Astra	Renault Megane E-Tech	Subaru WRX

Suzuki Glanza/Baleno	Toyota Aygo X	Nio ET7

Mazda CX-50	Lexus LX	Alfa Romeo Tonale

Driver/Passenger Airbags	Seatbelts	Side Airbags
Head/Inflatable Curtain Airbags	Steering Wheel	Knee Airbag
Front Center Airbag	Bag-in-Belt	Pyrotechnical Safety Switch
Pedestrian Airbag	Hood Lifter	Available as EV/PHEV

Financial Report January – March 2022

    Financial development

    Selected income statement items

Condensed income statement	First quarter
(Dollars in millions, except per share data)	2022	2021	Change
Net sales	$2,124	$2,242	(5.3)%
Cost of sales	(1,836)	(1,784)	2.9%
Gross profit	$288	$458	(37)%
S,G&A	(115)	(108)	7.2%
R,D&E, net	(107)	(107)	0.4%
Amortization of intangibles	(1)	(3)	(45)%
Other income (expense), net	70	(4)	1730%
Operating income	$134	$237	(43)%
Adjusted operating income1)	$68	$237	(71)%
Financial and non-operating items, net	(15)	(20)	(24)%
Income before taxes	$119	$217	(45)%
Income taxes	(36)	(60)	(40)%
Net income	$83	$157	(47)%
Earnings per share2, 3)	0.94	1.79	(47)%
Adjusted earnings per share1, 2, 3)	$0.45	$1.79	(75)%

Gross margin	13.6%	20.4%	(6.9)pp
S,G&A, in relation to sales	(5.4)%	(4.8)%	(0.6)pp
R,D&E, net in relation to sales	(5.0)%	(4.8)%	(0.3)pp
Operating margin	6.3%	10.6%	(4.2)pp
Adjusted operating margin1)	3.2%	10.6%	(7.4)pp
Tax Rate	30.3%	27.7%	2.6pp

Other data
No. of shares at period-end in millions4)	87.4	87.4	(0.1)%
Weighted average no. of shares in millions4)	87.5	87.4	0.2%
Weighted average no. of shares in millions, diluted5)	87.8	87.6	0.2%

1) Non-U.S. GAAP measure, excluding costs for capacity alignment. See reconciliation table. 2) Assuming dilution when applicable and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation. 4) Excluding dilution and net of treasury shares. 5) Net of treasury shares.

First quarter 2022 development

Gross profit decreased by $170 million, and the gross margin decreased by 6.9pp compared to the same quarter 2021. The gross margin decrease was primarily driven by more than 5pp adverse effects from higher raw material costs and significantly higher costs for premium freight.

S,G&A costs increased by $7 million compared to the prior year, mainly relating to investments in personnel and IT and improvement projects partly offset by positive FX translation effects.

R,D&E, net costs were unchanged at $107 million. In relation to sales, R,D&E costs increased to 5.0% from 4.8%.

Other income (expense), net improved by $74 million compared to prior year, mainly due to around $80 million gain from the sale of a property in Japan partly offset by around $10 million in capacity alignment provision for the closure of a plant in South Korea.

Operating income decreased by $103 million compared to the same period in 2021, mainly as a consequence of the lower gross profit, partly offset by the improved Other income (expense).

Adjusted operating income* decreased by $169 million vs. the prior year, mainly due to lower gross profit. The difference of $66 million vs. operating income is mainly due to around $80 million in gain from the sale of a property in Japan partly offset by around $12 million in total provisions for the closure of a plant in South Korea.

Financial and non-operating items, net, improved by $5 million, mainly due to lower interest expense, net.

Income before taxes decreased by $98 million compared to the prior year, mainly due to the lower operating income partly offset by improved financial and non-operating items, net.

Tax rate was 30.3%, compared to 27.7% in the same period last year, mainly due to less favorable country mix.

Earnings per share, diluted decreased by $0.85 compared to a year earlier, where the main drivers were $1.39 from lower adjusted operating income* partly mitigated by $0.49 from capacity alignment, $0.05 from financial items and $0.03 from lower tax.

Financial Report January – March 2022

Selected Balance Sheet and Cash Flow items

Selected Balance Sheet items	First quarter
(Dollars in millions)	2022	2021	Change
Trade working capital1)	$1,352	$1,487	(9.1)%
Trade working capital in relation to sales 2)	15.9%	16.6%	(0.7)pp
- Receivables outstanding in relation to sales 3)	21.5%	20.6%	0.9pp
- Inventory outstanding in relation to sales 4)	10.7%	9.5%	1.2pp
- Payables outstanding in relation to sales 5)	16.3%	13.5%	2.8pp
Cash & cash equivalents	938	1,254	(25)%
Gross Debt 6)	1,994	2,330	(14)%
Net Debt 7)	1,057	1,115	(5.2)%
Capital employed 8)	3,731	3,635	2.6%
Return on capital employed 9)	14.6%	26.3%	(11.7)pp
Total equity	$2,674	$2,521	6.1%
Return on total equity 10)	12.5%	25.4%	(12.9)pp
Leverage ratio 11)	1.4	1.4	(2.2)%

1) Outstanding receivables and outstanding inventory less outstanding payables. 2) Outstanding receivables and outstanding inventory less outstanding payables relative to annualized quarterly sales. 3) Outstanding receivables relative to annualized quarterly sales. 4) Outstanding inventory relative to annualized quarterly sales. 5) Outstanding payables relative to annualized quarterly sales. 6) Short- and long-term interest-bearing debt. 7) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. Non-U.S. GAAP measure. See reconciliation table. 8) Total equity and net debt. 9) Annualized operating income and income from equity method investments, relative to average capital employed. 10) Annualized net income relative to average total equity. 11) Net debt adjusted for pension liabilities in relation to EBITDA. Non-U.S. GAAP measure. See reconciliation table.

Selected Cash Flow items	First quarter
(Dollars in millions)	2022	2021	Change
Net income	$83	$157	(47)%
Changes in operating working capital	(18)	(89)	(80)%
Depreciation and amortization	95	99	(3.1)%
Gain on divestiture of property	(80)	-	n/a
Other, net	(11)	19	(160)%
Operating cash flow	$70	$186	(62)%
Capital expenditure, net	(17)	(93)	(82)%
Free cash flow1)	$53	$93	(43)%
Cash conversion2)	63.6%	58.8%	4.9pp
Shareholder returns
- Dividends paid	(56)	-	n/a
- Share repurchases	(18)	-	n/a
Cash dividend paid per share	$(0.64)	-	n/a
Capital expenditures, net in relation to sales	0.8%	4.1%	(3.3)pp

1) Operating cash flow less Capital expenditures, net. Non-U.S. GAAP measure. See enclosed reconciliation table. 2) Free cash flow relative to Net income. Non-U.S. GAAP measure. See reconciliation table.

Financial Report January – March 2022

First quarter 2022 development

Trade working capital* was reduced by $135 million compared to the same period last year, where the main drivers were related to $170 million higher accounts payables and $22 million in lower receivables, net, partly offset by $57 million in increased inventories, net.

Operating cash flow decreased by $116 million to $70 million compared to the same period last year, mainly due to lower net income.

Capital expenditure, net decreased by $76 million, which mainly reflects $95 million in proceeds from the sale of property, plant and equipment. Capital expenditure, net in relation to sales was 0.8% vs. 4.1% a year earlier.

Free cash flow* was $53 million, compared to $93 million a year earlier. The decline was due to the lower operating cash flow, partly offset by the property sale in Japan.

Cash conversion* defined as free cash flow* in relation to net income, was 64% compared to 59% a year earlier reflecting that free cash flow declined less than net income declined.

Net debt* was $1,057 million as of March 31, 2022, which was $58 million lower than a year earlier and $5 million higher compared to December 31, 2021.

Liquidity position. As of March 31, 2022, our cash balance was around $0.9 billion, and including committed, unused loan facilities, our liquidity position was around $2.0 billion.

Leverage ratio*. As of March 31, 2022, the Company had a leverage ratio of 1.4x, compared to 1.4x as of March 31, 2021, as both the net debt* decreased and the 12 months trailing adjusted EBITDA* decreased.

Total equity increased by $153 million compared to March 31, 2021, mainly due to $363 million from net income, partially offset by dividends of $220 million and share repurchases of $18 million.

Headcount

	Mar 31	Dec 31	Mar 31
	2022	2021	2021
Headcount	64,800	60,600	66,600
Whereof: Direct headcount in manufacturing	47,000	43,000	48,700
Indirect headcount	17,800	17,600	17,900
Temporary personnel	9.4%	7.8%	9.9%

By March 31, 2022, total headcount decreased by 1,800 compared to a year earlier. The indirect workforce decreased by around 0.6% while the direct workforce decreased by around 3.5%. Compared to December 31, 2021, total headcount increased by around 6.9%, reflecting customer demand recovery expectations going into the new year. Direct workforce increased by around 9.3%, and the indirect workforce increased by 1.1%.

Financial Report January – March 2022

Other Items

•	On February 14, 2022, Autoliv announced that its detailed climate targets were approved by the Science Based Targets initiative.
•	On February 22, 2022, Autoliv announced that its Board of Directors declared a quarterly dividend of $0.64 per share for the first quarter of 2022, which was paid on March 23, 2022.
•	On February 22, 2022, Autoliv announced that its Board of Directors approved the renewal for one year of its €3 billion guaranteed euro medium term note program (EMTN program).
•	On February 23, 2022, Autoliv announced its intent to collaborate with Polestar in its industry-leading initiative Polestar 0. The goal is to develop a truly climate-neutral car by 2030.
•	On April 12, 2022, Autoliv announced the launch of its

multi-year commitment to support the UN Road Safety Fund to strengthen insights into road safety challenges, contribute to safer mobility and help deliver Autoliv's goal of saving 100,000 lives a year.

•

Under Autoliv’s 2022-2024 stock purchase program, purchases of common stock and SDRs may be made in open market purchases, privately negotiated transactions, block purchase techniques, 10b5-1 trading plans or a combination of the foregoing in accordance with applicable law and the rules and regulations of both the NYSE and Nasdaq Stockholm. During the first quarter 2022, Autoliv repurchased 0.26 million shares of common stock at an average price of $76.46.

•	Following the closing of the sale of Veoneer, Inc. on April 1, 2022, Veoneer is no longer considered a related party.

Next Report

Autoliv intends to publish the quarterly earnings report for the second quarter of 2022 on Friday, July 22, 2022.

Inquiries: Investors and Analysts

Anders Trapp

Vice President Investor Relations

Tel +46 (0)8 5872 0671

Henrik Kaar

Director Investor Relations

Tel +46 (0)8 5872 0614

Inquiries: Media

Gabriella Ekelund

Senior Vice President Communications

Tel +46 (0)70 612 6424

Autoliv, Inc. is obliged to make this information public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the VP of Investor Relations set out above, at 12.00 CET on April 22, 2022.

Footnotes

*Non-U.S. GAAP measure, see enclosed reconciliation tables.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Autoliv’s annual report to stockholders, annual report on Form 10-K, quarterly reports on Form 10‑Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents filed with the SEC can be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

This report includes content supplied by IHS Markit Automotive; Copyright © Light Vehicle Production Forecast, January and April 2022. All rights reserved. IHS Markit is a global supplier of independent industry information. The permission to use IHS Markit copyrighted reports, data and information does not constitute an endorsement or approval by IHS Markit of the manner, format, context, content, conclusion, opinion or viewpoint in which IHS Markit reports, data and information or its derivations are used or referenced herein.

Financial Report January – March 2022

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates”, “expects”, “anticipates”, “projects”, “plans”, “intends”, “believes”, “may”, “likely”, “might”, “would”, “should”, “could”, or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, general economic conditions, including inflation; the impacts of the coronavirus (COVID-19) pandemic on the Company’s financial condition, business operations, operating costs, liquidity and competition and on the global economy; changes in light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier; global supply chain disruptions, including port, transportation and distribution delays or interruptions; supply chain disruptions and component shortages specific to the automotive industry or the Company; disruptions and impacts relating to the ongoing war between Russia and Ukraine; changes in general industry and market conditions or regional growth or decline; changes in and the successful execution of our capacity alignment, restructuring, cost reduction and efficiency initiatives and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies, consolidations, or restructuring or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation, civil judgements or financial penalties and customer reactions thereto; higher expenses for our pension and other postretirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims and the availability of insurance with respect to such matters; our ability to protect our intellectual property rights; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; our ability to meet our sustainability targets, goals and commitments; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

Financial Report January – March 2022

Consolidated Statements of Net Income

(Dollars in millions, except per share data, unaudited)	First quarter		Latest 12	Full Year
	2022	2021	months	2021
Airbags, Steering Wheels and Other1)	$1,381	$1,463	$5,298	$5,380
Seatbelt products1)	744	779	2,815	2,850
Total net sales	$2,124	$2,242	$8,112	$8,230

Cost of sales	(1,836)	(1,784)	(6,771)	(6,719)
Gross profit	$288	$458	$1,341	$1,511

Selling, general & administrative expenses	(115)	(108)	(440)	(432)
Research, development & engineering expenses, net	(107)	(107)	(391)	(391)
Amortization of intangibles	(1)	(3)	(9)	(10)
Other income (expense), net	70	(4)	71	(3)
Operating income	$134	$237	$572	$675

Income from equity method investments	1	2	2	3
Interest income	1	1	4	4
Interest expense	(13)	(16)	(57)	(60)
Other non-operating items, net	(4)	(6)	(5)	(7)
Income before income taxes	$119	$217	$516	$614

Income taxes	(36)	(60)	(153)	(177)
Net income	$83	$157	$363	$437

Less: Net income attributable to non-controlling interest	0	0	2	2
Net income attributable to controlling interest	$83	$157	$361	$435

Earnings per share2, 3)	$0.94	$1.79	$4.12	$4.96

1) Including Corporate and other sales. 2) Assuming dilution when applicable and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from EPS calculation.

Financial Report January – March 2022

Consolidated Balance Sheets

	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
(Dollars in millions, unaudited)	2022	2021	2021	2021	2021
Assets
Cash & cash equivalents	$938	$969	$903	$893	$1,254
Receivables, net	1,824	1,699	1,575	1,719	1,846
Inventories, net	913	777	922	901	856
Prepaid expenses	170	164	242	230	183
Other current assets	79	65	68	60	260
Total current assets	$3,923	$3,675	$3,710	$3,804	$4,399

Property, plant & equipment, net	1,853	1,855	1,813	1,833	1,810
Operating leases right-of-use assets	126	132	123	133	137
Goodwill	1,384	1,387	1,389	1,393	1,392
Intangible assets, net	7	8	9	11	14
Investments and other non-current assets	476	481	467	462	457
Total assets	$7,769	$7,537	$7,511	$7,636	$8,210

Liabilities and equity
Short-term debt	$347	$346	$364	$363	$291
Accounts payable	1,385	1,144	1,076	1,125	1,215
Accrued expenses	1,050	996	1,096	1,066	1,323
Operating lease liabilities - current	38	38	38	39	38
Other current liabilities	253	297	237	260	321
Total current liabilities	$3,073	$2,821	$2,811	$2,852	$3,188

Long-term debt	1,647	1,662	1,687	1,712	2,039
Pension liability	172	197	231	239	239
Operating lease liabilities - non-current	87	94	85	94	100
Other non-current liabilities	116	115	125	125	123
Total non-current liabilities	$2,022	$2,067	$2,127	$2,170	$2,501

Total parent shareholders’ equity	2,659	2,633	2,558	2,600	2,507
Non-controlling interest	15	15	15	15	14
Total equity	$2,674	$2,648	$2,573	$2,615	$2,521

Total liabilities and equity	$7,769	$7,537	$7,511	$7,636	$8,210

Financial Report January – March 2022

Consolidated Statements of Cash Flow

	First quarter		Latest 12	Full Year
(Dollars in millions, unaudited)	2022	2021	months	2021
Net income	$83	$157	$363	$437
Depreciation and amortization	95	99	391	394
Gain on divestiture of property	(80)	-	(80)	-
Other, net	(11)	19	(45)	(15)
Changes in operating working capital, net	(18)	(89)	8	(63)
Net cash provided by operating activities	$70	$186	$638	$754

Expenditures for property, plant and equipment	(112)	(94)	(476)	(458)
Proceeds from sale of property, plant and equipment	95	1	98	4
Net cash used in investing activities	$(17)	$(93)	$(378)	$(454)

Net cash before financing1)	$53	$93	$260	$300

Increase (decrease) in short term debt	9	47	(324)	(286)
Decrease in long-term debt	(10)	(26)	(4)	(20)
Dividends paid	(56)	-	(220)	(165)
Share repurchases	(18)	-	(18)	-
Common stock options exercised	0	1	2	3
Dividend paid to non-controlling interests	-	-	(1)	(1)
Net cash (used in) provided by financing activities	$(74)	$22	$(565)	$(469)

Effect of exchange rate changes on cash	(11)	(39)	(11)	(39)
Decrease (increase) in cash and cash equivalents	$(31)	$76	$(316)	$(209)
Cash and cash equivalents at period-start	969	1,178	1,254	1,178
Cash and cash equivalents at period-end	$938	$1,254	$938	$969
1) Non-U.S. GAAP measure comprised of "Net cash provided by operating activities" and "Net cash used in investing activities". See reconciliation table.

Financial Report January – March 2022

RECONCILIATION OF U.S. GAAP TO NON-U.S. GAAP MEASURES

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv's performance. We believe that these measures assist investors and management in analyzing trends in the Company's business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company historically generates approximately 75% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have been volatile, we analyze the Company's sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The table on page 6 present changes in organic sales growth as reconciled to the change in the total U.S. GAAP net sales.

Trade Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived trade working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations' management.

	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
(Dollars in millions)	2022	2021	2021	2021	2021
Receivables, net	$1,824	$1,699	$1,575	$1,719	$1,846
Inventories, net	913	777	922	901	856
Accounts payable	(1,385)	(1,144)	(1,076)	(1,125)	(1,215)
Trade Working capital	$1,352	$1,332	$1,421	$1,495	$1,487

Financial Report January – March 2022

Net Debt

Autoliv from time to time enters into “debt-related derivatives” (DRDs) as a part of its debt management and as part of efficiently managing the Company’s overall cost of funds. Creditors and credit rating agencies use net debt adjusted for DRDs in their analyses of the Company’s debt, therefore we provide this non-U.S. GAAP measure. DRDs are fair value adjustments to the carrying value of the underlying debt. Also included in the DRDs is the unamortized fair value adjustment related to a discontinued fair value hedge that will be amortized over the remaining life of the debt. By adjusting for DRDs, the total financial liability of net debt is disclosed without grossing debt up with currency or interest fair values.

	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
(Dollars in millions)	2022	2021	2021	2021	2021
Short-term debt	$347	$346	$364	$363	$291
Long-term debt	1,647	1,662	1,687	1,712	2,039
Total debt	$1,994	$2,008	$2,051	$2,075	$2,330
Cash & cash equivalents	(938)	(969)	(903)	(893)	(1,254)
Debt issuance cost/Debt-related derivatives, net	1	13	18	18	39
Net debt	$1,057	$1,052	$1,165	$1,200	$1,115

	Dec 31	Dec 31	Dec 31	Dec 31
(Dollars in millions)	2020	2019	2018	2017
Short-term debt	$302	$368	$621	$20
Long-term debt	2,110	1,726	1,609	1,311
Total debt	$2,411	$2,094	$2,230	$1,330
Cash & cash equivalents	(1,178)	(445)	(616)	(960)
Debt issuance cost/Debt-related derivatives, net	(19)	0	5	(3)
Net debt	$1,214	$1,650	$1,619	$368

Financial Report January – March 2022

Leverage ratio

The non-U.S. GAAP measure “net debt” is also used in the non-U.S. GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. In 2021, EBITDA calculation was redefined to exclude other non-operating items and income from equity method investments. Historic EBITDA and leverage ratio have been recalculated resulting in minor adjustments. Autoliv’s policy is to maintain a leverage ratio commensurate with a strong investment grade credit rating. The Company measures its leverage ratio as net debt* adjusted for pension liabilities in relation to adjusted EBITDA*. The long-term target is to maintain a leverage ratio of around 1.0x within a range of 0.5x to 1.5x.

	Mar 31	Dec 31	Mar 31
(Dollars in millions)	2022	2021	2021
Net debt1)	$1,057	$1,052	$1,115
Pension liabilities	172	197	239
Debt per the Policy	$1,229	$1,248	$1,354

Net income2)	$363	$437	$271
Income taxes2)	153	177	127
Interest expense, net2, 3)	53	57	69
Other non-operating items, net2)	5	7	23
Income from equity method investments2)	(2)	(3)	(4)
Depreciation and amortization of intangibles2)	391	394	381
Capacity alignments and antitrust related matters2)	(58)	8	98
EBITDA per the Policy (Adjusted EBITDA)	$905	$1,077	$964

Leverage ratio	1.4	1.2	1.4

1) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. 2) Latest 12 months. 3) Interest expense including cost for extinguishment of debt, if any, less interest income.

Financial Report January – March 2022

Free Cash Flow, Net Cash Before Financing and Cash Conversion

Management uses the non-U.S. GAAP measure “free cash flow” to analyze the amount of cash flow being generated by the Company’s operations after capital expenditure, net. This measure indicates the Company’s cash flow generation level that enables strategic value creation options such as dividends or acquisitions. For details on free cash flow, see the reconciliation table below. Management uses the non-U.S. GAAP measure “net cash before financing” to analyze and disclose the cash flow generation available for servicing external stakeholders such as shareholders and debt stakeholders. For details on net cash before financing, see the reconciliation table below. Management uses the non-U.S. GAAP measure “cash conversion” to analyze the proportion of net income that is converted into free cash flow. The measure is a tool to evaluate how efficient the Company utilizes its resources. For details on cash conversion, see the reconciliation table below.

	First quarter		Latest 12	Full Year
(Dollars in millions)	2022	2021	months	2021
Net income	$83	$157	$363	$437
Changes in operating working capital	(18)	(89)	8	(63)
Depreciation and amortization	95	99	391	394
Gain on divestiture of property	(80)	-	(80)	-
Other, net	(11)	19	(45)	(15)
Operating cash flow	$70	$186	$638	$754
Capital expenditure, net	(17)	(93)	(378)	(454)
Free cash flow1)	$53	$93	$260	$300
Net cash before financing	$53	$93	$260	$300
Cash conversion2)	63.6%	58.8%	71.7%	68.6%
1) Operating cash flow less Capital expenditures, net. 2) Free cash flow relative to Net income.

	Full year	Full year	Full year	Full year
(Dollars in millions)	2020	2019	20181)	20171)
Net income	$188	$463	$184	$303
Changes in operating assets and liabilities	277	47	(229)	(0)
Depreciation and amortization	371	351	397	426
Goodwill impairment charges	-	-	-	234
Other, net2)	13	(220)	239	(27)
Operating cash flow	$849	$641	$591	$936
EC antitrust payment	-	(203)	-	-
Operating cash flow excl antitrust	$849	$844	$591	$936
Capital expenditure, net	(340)	(476)	(555)	(570)
Free cash flow3)	$509	$165	$36	$366
Free cash flow excl antitrust payment4)	$509	$368	$36	$366
Acquisitions of businesses and other, net	-	-	(73)	(128)
Net cash before financing	$509	$165	$(37)	$239
Cash conversion5)	270%	35.6%	19.5%	121%
Cash conversion excl antitrust6)	270%	79.4%	19.5%	121%

1) Including Discontinued Operations. 2) Including EC antitrust non-cash provision 2018 and EC antitrust payment 2019. 3) Operating cash flow less Capital expenditures, net. 4) For 2019, Operating cashflow excluding EC antitrust payment less Capital expenditures, net. 5) Free cash flow relative to Net income. 6) For 2019, Free cash flow excluding EC antitrust payment relative to Net income.

Financial Report January – March 2022

Items Affecting Comparability

We believe that comparability between periods is improved through the exclusion of certain items. To assist investors in understanding the operating performance of Autoliv's business, it is useful to consider certain U.S. GAAP measures exclusive of these items.

The following table reconciles Income before income taxes, Net income attributable to controlling interest, capital employed, which are inputs utilized to calculate Return on Capital Employed (“ROCE”), adjusted ROCE and Return on Total Equity (“ROE”). The Company believes this presentation may be useful to investors and industry analysts who utilize these adjusted non-U.S. GAAP measures in their ROCE and ROE calculations to exclude certain items for comparison purposes across periods. Autoliv’s management uses the ROCE, adjusted ROCE and ROE measures for purposes of comparing its financial performance with the financial performance of other companies in the industry and providing useful information regarding the factors and trends affecting the Company’s business.

As used by the Company, ROCE is annualized operating income and income from equity method investments, relative to average capital employed. Adjusted ROCE is annualized operating income and income from equity method investments, relative to average capital employed as adjusted to exclude certain non-recurring items. The Company believes ROCE and adjusted ROCE are useful indicators of long-term performance both absolute and relative to the Company's peers as it allows for a comparison of the profitability of the Company’s capital employed in its business relative to that of its peers.

ROE is the ratio of annualized income (loss) relative to average total equity for the periods presented. The Company’s management believes that ROE is a useful indicator of how well management creates value for its shareholders through its operating activities and its capital management.

Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

	First quarter 2022			First quarter 2021
(Dollars in millions, except per share data)	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$134	$(66)	$68	$237	-	$237
Operating margin	6.3%	(3.1)%	3.2%	10.6%	-	10.6%
Income before taxes	119	(66)	53	217	-	217
Net income attributable to controlling interest	83	(43)	40	157	-	157
Capital employed	3,731	(43)	3,688	3,635	-	3,635
Return on capital employed2)	14.6%	(7.1)%	7.4%	26.3%	-	26.3%
Return on total equity3)	12.5%	(6.5)%	6.1%	25.4%	-	25.4%
Earnings per share4, 5)	0.94	(0.49)	0.45	1.79	-	1.79

1) Costs for capacity alignment. 2) Annualized operating income and income from equity method investments, relative to average capital employed. 3) Annualized income relative to average total equity. 4) Assuming dilution and net of treasury shares. 5) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation.

	Latest 12 months			Full year 2021
	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$572	$(58)	$514	$675	$8	$683
Operating margin	7.1%	(0.7)%	6.3%	8.2%	0.1%	8.3%
1) Costs for capacity alignment.

	Full year 2020			Full year 2019
	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$382	$99	$482	$726	$49	$774
Operating margin	5.1%	1.4%	6.5%	8.5%	0.6%	9.1%
1) Costs for capacity alignment and antitrust related matters.

Financial Report January – March 2022

	Full year 2018			Full year 2017
	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$686	$222	$908	$860	$40	$899
Operating margin	7.9%	2.6%	10.5%	10.6%	0.5%	11.1%
1) Costs for capacity alignment and antitrust related matters and separation of our business segments

Items included in non-U.S. GAAP adjustments	First quarter 2022		First quarter 2021
	Adjustment Million	Adjustment Per share	Adjustment Million	Adjustment Per share
Capacity alignment	$(66)	$(0.76)	-	-
Total adjustments to operating income	$(66)	$(0.76)	-	-
Tax on non-U.S. GAAP adjustments1)	23	0.26	-	-
Total adjustments to net income	$(43)	$(0.49)	-	-

Average number of shares outstanding - diluted2)		87.8		n/a

Annualized adjustment on return on capital employed	$(265)		n/a
Adjustment on return on capital employed	(7.1)%		n/a

Annualized adjustment on return on total equity	$(173)		n/a
Adjustment on return on total equity	(6.5)%		n/a
1) The tax is calculated based on the tax laws in the respective jurisdiction(s) of the adjustment(s). 2) Annualized average number of outstanding shares

Financial Report January – March 2022

Multi-year Summary
Continuing Operations unless noted

(Dollars in millions, unaudited)	2021	2020	2019	2018	2017
Sales and Income
Net sales	$8,230	$7,447	$8,548	$8,678	$8,137
Airbag sales1)	5,380	4,824	5,676	5,699	5,342
Seatbelt sales	2,850	2,623	2,871	2,980	2,794
Operating income	675	382	726	686	860
Net income attributable to controlling interest	435	187	462	376	586
Earnings per share (US$) – basic2)	4.97	2.14	5.29	4.32	6.70
Earnings per share (US$) – assuming dilution2, 3)	4.96	2.14	5.29	4.31	6.68
Gross margin4)	18.4%	16.7%	18.5%	19.7%	20.6%
R,D&E net in relation to sales	(4.7)%	(5.0)%	(4.7)%	(4.8)%	(4.6)%
S,G&A in relation to sales	(5.3)%	(5.2)%	(4.7)%	(4.5)%	(5.0)%
Operating margin5)	8.2%	5.1%	8.5%	7.9%	10.6%
Adjusted operating margin6, 7)	8.3%	6.5%	9.1%	10.5%	11.1%
Balance Sheet
Trade working capital8)	1,332	1,366	1,417	1,396	1,444
Trade working capital in relation to sales9)	15.7%	13.6%	16.2%	15.9%	16.7%
Receivables outstanding in relation to sales10)	20.0%	18.1%	18.6%	19.0%	19.6%
Inventory outstanding in relation to sales11)	9.2%	7.9%	8.5%	8.6%	8.2%
Payables outstanding in relation to sales12)	13.5%	12.5%	10.8%	11.7%	11.1%
Total equity	2,648	2,423	2,122	1,897	4,169
Total parent shareholders’ equity per share (US$)	30.10	27.56	24.19	21.63	46.38
Current assets excluding cash	2,705	3,091	2,557	2,670	2,598
Property, plant and equipment, net	1,855	1,869	1,816	1,690	1,609
Intangible assets (primarily goodwill)	1,395	1,412	1,410	1,423	1,440
Capital employed	3,700	3,637	3,772	3,516	4,538
Net debt7)	1,052	1,214	1,650	1,619	368
Total assets	7,537	8,157	6,771	6,722	6,947
Long-term debt	1,662	2,110	1,726	1,609	1,311
Return on capital employed13, 14)	18%	10%	20%	17%	n/a
Return on total equity14, 15)	17%	9%	23%	13%	n/a
Total equity ratio	35%	30%	31%	28%	49%
Cash flow and other data
Operating Cash flow16)	754	849	641	591	936
Depreciation and amortization16)	394	371	351	397	426
Capital expenditures, net16)	454	340	476	555	570
Capital expenditures, net in relation to sales16)	5.5%	4.6%	5.6%	5.7%	5.5%
Free Cash flow7, 16, 17)	300	509	165	36	366
Cash conversion7, 16, 18)	68.6%	270%	35.6%	19.5	121%
Direct shareholder return16, 19)	165	54	217	214	366
Cash dividends paid per share (US$)	1.88	0.62	2.48	2.46	2.38
Number of shares outstanding (millions)20)	87.5	87.4	87.2	87.1	87.0
Number of employees, December 31	55,900	61,000	58,900	57,700	56,700

1) Including steering wheels, inflators and initiators. 2) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation. 3) Assuming dilution and net of treasury shares. 4) Gross profit relative to sales. 5) Operating income relative to sales. 6) Excluding costs for capacity alignment, antitrust related matters and separation of our business segments. 7) Non-US GAAP measure, for reconciliation see tables above. 8) Outstanding receivables and outstanding inventory less outstanding payables. 9) Outstanding receivables and outstanding inventory less outstanding payables relative to annualized fourth quarter sales. 10) Outstanding receivables relative to annualized fourth quarter sales. 11) Outstanding inventory relative to annualized fourth quarter sales. 12) Outstanding payables relative to annualized fourth quarter sales. 13) Operating income and income from equity method investments, relative to average capital employed. 14) The Company has decided not to recalculate prior periods since the distribution of Veoneer had a significant impact on total equity and capital employed making the comparison less meaningful. 15) Income relative to average total equity. 16) Including Discontinued Operations in 2017 and 2018. 17) Operating cash flow less Capital expenditures, net. 18) Free cash flow relative to Net income. 19) Dividends paid and Shares repurchased. 20) At year end, excluding dilution and net of treasury shares.